Exhibit 99.1

Amplitude Appoints Zuora Founder and CEO Tien Tzuo to Board of Directors

SAN FRANCISCO - February 25, 2025 - Amplitude (Nasdaq: AMPL), the leading digital analytics platform, today announced that Tien Tzuo has joined the company’s Board of Directors. Tzuo brings two decades of founder-CEO leadership experience and deep knowledge of building innovative, customer-centric global organizations, products, and leaders.

“Tien is one of the most strategic marketing minds in enterprise software, and we’re incredibly fortunate to have him join our board,” said Spenser Skates, CEO and co-founder of Amplitude. “Having known Tien since our Series B, I’ve seen firsthand how he builds category-defining companies, from pioneering marketing at Salesforce to scaling Zuora over two decades. His long-term approach to company building and proven track record in strategic marketing will be instrumental as we continue to establish Amplitude’s position as the leader in digital analytics.”

Previously, Tzuo joined Salesforce as the 11th employee and became Chief Strategy Officer and Chief Marketing Officer, overseeing the design and launch of Salesforce’s first 17 releases. Tzuo went on to found monetization platform Zuora, which he took public and currently leads as CEO. He is also the author of “SUBSCRIBED: Why the Subscription Model Will Be Your Company’s Future—and What to Do About It”.

“Companies today are increasingly focused on building stronger relationships with their customers through digital experiences,” said Tzuo. “But what sets Amplitude apart is their deep understanding that great customer relationships don’t start with marketing – they start with delivering products customers love. The team has built something unique: a platform that gives companies unprecedented insight into how customers actually use their products. I’m excited to join Amplitude’s board at a time when this capability has never been more critical for long-term success.”

About Amplitude

Amplitude is the leading digital analytics platform that helps companies unlock the power of their products. Over 3,800 customers, including Atlassian, NBCUniversal, Under Armour, Shopify, and Jersey Mike’s, rely on Amplitude to gain self-service visibility into the entire customer journey. Amplitude guides companies every step of the way as they capture data they can trust, uncover clear insights about customer behavior, and take faster action. When teams understand how people are using their products, they can deliver better product experiences that drive growth. Amplitude is the best-in-class analytics solution for product, data, and marketing teams, ranked #1 in multiple categories in G2’s Winter 2024 Report. Learn how to optimize your digital products and business at amplitude.com.

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